Exhibit 10.3
[Date]

[Name]
[Address]
[Address]

Dear [Name]:
     I am pleased to inform you that on [date] (the “option grant date”) the Compensation Committee (“Committee”) of the Board of Directors of National Fuel Gas Company (“NFG”) granted to you (the “Grantee”) Non-Qualified Stock Options (“Options”), under the National Fuel Gas Company 1997 Award and Option Plan (the “Plan”), to purchase [number] shares of Common Stock of NFG, One Dollar ($1.00) par value (“Common Stock”) at a purchase price of $  per share.
     Your new Options are described in the balance of this letter agreement (“Award Notice”). The Plan text and the Committee’s Administrative Rules (“Rules”) govern the operation of the Plan, as well as the terms and conditions of your Options granted under the Plan, and are incorporated herein by reference.
     Your Options may be exercised in whole or in part on or after [date], the three-year anniversary of the option grant date, assuming that you remain employed by NFG and/or its subsidiaries (the “Company”) until the respective date of exercise. However, your Options expire at the end of the day on [date ten years after grant date] and may not be exercised thereafter. In the event your employment with the Company terminates, then, depending upon the circumstances of the termination, your Options may become exercisable prior to the date first set forth in this paragraph, may remain exercisable after your termination date, or may be terminated prior to the expiration date set forth in this paragraph, as set forth in the Plan and the Rules. Notwithstanding anything to the contrary in the Plan or the Rules, the following provisions shall apply to any termination of your employment before your Options become exercisable:
(a)	If you voluntarily terminate your employment, your Options will thereupon be deemed forfeited.
(b)	If your employment is involuntarily terminated because you die, or for other than just cause, your Options will thereupon become exercisable, and will remain exercisable for three years thereafter. For purposes of

[Name]
[Date]

this Award Notice, “just cause” means (i) failure to comply with Company policies on hedging, financial reporting, accurate accounting, disclosure of information about the Company, or regulatory compliance; (ii) fraud, misconduct, or dishonesty related to your employment; (iii) illegal conduct amounting to a misdemeanor or felony; or (iv) the willful and continued failure to substantially perform your duties with the Company after written warnings specifically identifying the lack of substantial performance are delivered to you by the Company.
(c)	If your employment is involuntarily terminated for just cause specified in a writing delivered to you within thirty days after the termination, your Options will thereupon be deemed forfeited.
The number of shares under your Options is subject to adjustment for certain changes in corporate capitalization, as more fully set forth in the Plan.
Exercise of Options
     To exercise your Options to purchase shares of Common Stock, you must deliver to the Secretary or Assistant Secretary of NFG written notice of exercise specifying the number of shares to be purchased. Your delivery of the written notice of exercise creates your binding commitment to pay the full purchase price for the shares. You may pay the purchase price with cash, with already-owned shares of Common Stock, with a combination of cash and shares, or pursuant to broker-assisted “cashless exercise” procedures established by the Committee. Checks should be payable to NFG. Already-owned shares of Common Stock must be delivered in transferable form and will be valued at their Fair Market Value (as defined in the Plan) on the date of exercise, and may be subject to certain holding period or other limitations imposed by the Committee. You may be required to represent to NFG in writing, at the time of each exercise of these Options, that the shares of Common Stock being purchased are being acquired for investment and not with a view to distribution. Also, the Company may impose restrictions on your purchase of shares of Common Stock pursuant to exercise of such Options if the Committee should determine that the shares must first be listed, registered or qualified, or a governmental consent obtained. Certificates for shares purchased will be delivered to you as soon as practicable after you exercise your Options.
At the time of the exercise of your Options, the Company is entitled to deduct from the shares of Common Stock being acquired upon the exercise of your Options, or require you to pay to it prior to and as a condition of issuing shares of Common Stock, the amount of all applicable income and employment taxes required by law to be withheld with respect to such exercise. Alternatively, you may pay such taxes respecting Option exercises by delivering to the Company

[Name]
[Date]

shares of Common Stock having a Fair Market Value equal to the amount of such taxes, subject to certain holding period or other limitations imposed by the Committee.
Authority of Committee
     The Committee has the authority, in its sole discretion, to interpret the Plan and all Options granted thereunder, to establish rules and regulations relating to the Plan and to make all other determinations it believes necessary or advisable for the administration of the Plan. The scope of the Committee’s authority is more fully described in the Plan. All determinations and actions of the Committee are final, conclusive and binding on you.
Miscellaneous
     Any capitalized term used but not defined in this Award Notice shall have the same meaning as it is defined in the Plan or in the Committee’s rules and regulations as in effect as of the date hereof.
     You have no right to assign or transfer your Options, except by will, by the laws of descent and distribution, or as otherwise permitted in the Plan.
     Nothing in this Award Notice or in the Plan gives you any right to continue in the employment of the Company.
     This Award Notice shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your heirs, legal representatives and estate). This Award Notice shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.
     This Award Notice, together with the Plan and the Rules, constitutes the entire agreement between the parties with respect to the subject matter hereof. You hereby acknowledge that you have been provided with a copy of the Plan and the Rules, and understand the terms and conditions of these documents and of this Award Notice. In the event of any conflict between this Award Notice and the terms of the Plan and the Rules, the Plan and the Rules will govern and control.
     With respect to unexercised Options, this Award Notice may be unilaterally amended or modified by the Committee, as permitted by the Plan or the Rules, to the extent it deems appropriate, but may not be amended or modified without your consent if such amendment or modification is adverse to you. Except as otherwise provided in the preceding sentence, this Award Notice may not be modified, amended, renewed or terminated, nor may any term or condition, or breach of any term or condition, be waived, except in writing signed by the person

[Name]
[Date]

or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term or condition or breach thereof shall not be a waiver of any other term or condition, or of the same term or condition for the future, or of any subsequent breach.
     Please be aware that it may be inappropriate to exercise your Options at certain times, as a result of the federal securities laws.
     In the event of the invalidity of any part or provision of this agreement, such invalidity shall not affect the enforceability of any other part or provision hereof.
Acceptance
     If the foregoing is acceptable to you, kindly acknowledge your acceptance by signing both copies of this letter and returning one to Anna Marie Cellino.

Very truly yours,
NATIONAL FUEL GAS COMPANY
	By:	[name] [title]
AGREED TO AND ACCEPTED this ________ day of ______________________________, ___.
Grantee